EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NeoStem, Inc.
New York, New York

We consent to the inclusion in this Registration Statement of NeoStem, Inc. on Form S-4 to be filed on or about September 2, 2011 of our report dated June 23, 2011 on our audit of the financial statements of Amorcyte, Inc. (a development stage company).  Our report includes an explanatory paragraph about the existence of substantial doubt concerning Amorcyte, Inc.’s ability to continue as a going concern.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4.

/s/EISNERAMPER LLP

Hackensack, New Jersey
September 2, 2011